NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

GAME TRADING TECHNOLOGIES, INC.

Unit Purchase Option To Purchase

Series A Convertible Preferred Stock and Warrants

Unit Purchase Option No.:
Number of Units:_____________
Number of Preferred Shares:_____________
Number of Warrant Shares:_____________
Date of Issuance: February 25, 2010 (“Issuance Date”)

Game Trading Technologies, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ___________, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Unit Purchase Option to _______1 units (“Units”) of the Company, each Unit consisting of (i) one share of Series A Preferred Stock (the “Preferred Shares”), which Preferred Shares shall be convertible into the Company’s common stock, par value $0.0001 per share (“Common Stock”) and (ii) Warrants (“Warrants”) to purchase one fully paid and nonassessable share of Common Stock (the “Warrant Shares”), at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Initial Expiration Date (as defined below).  Except as otherwise defined herein, capitalized terms in this Unit Purchase Option shall have the meanings set forth in Section 16. Each Warrant underlying this Unit Purchase Option is the same as the warrants issued pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of February __, 2010, by and among the Company and the investors (the “Buyers”) referred to therein (the “Securities Purchase Agreement”).

1 Insert number of Units equal to 50% of Units Purchased by such Buyer in the SPA.

1.    EXERCISE OF UNIT PURCHASE OPTION.

(a)           Mechanics of Exercise. Subject to the terms and conditions hereof, this Unit Purchase Option may be exercised by the Holder on any day on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Unit Purchase Option and payment to the Company of an amount equal to the then-applicable Exercise Price multiplied by the number of Units as to which this Unit Purchase Option is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds.  The Holder shall not be required to deliver the original of this Unit Purchase Option in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Units shall have the same effect as cancellation of the original of this Unit Purchase Option and issuance of a new Unit Purchase Option evidencing the right to purchase the remaining number of Units. Execution and delivery of the Exercise Notice for all of the Units shall have the same effect as cancellation of the original of this Unit Purchase Option after delivery of the Units in accordance with the terms hereof. On or before the third (3rd) Trading Day following the date (the “Share Delivery Date”) on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”), the Company shall issue and deliver to the Holder or, at Holder’s instruction pursuant to the Exercise Notice, Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the Exercise Notice), for the number of Preferred Shares and Warrants underlying this Unit Purchase Option to which the Holder is entitled pursuant to such exercise.  Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Units with respect to which this Unit Purchase Option has been exercised, irrespective of the date of delivery of the certificates evidencing such Preferred Shares and Warrants receivable upon exercise of this Unit Purchase Option.  If this Unit Purchase Option is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Units represented by this Unit Purchase Option submitted for exercise is greater than the number of Units being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Unit Purchase Option (in accordance with Section 7(d)) representing the right to purchase the number of Units purchasable immediately prior to such exercise under this Unit Purchase Option, less the number of Units with respect to which this Unit Purchase Option is exercised.  No fractional Units are to be issued upon the exercise of this Unit Purchase Option, but rather the number of Units. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Units upon exercise of this Unit Purchase Option.

(b)           Exercise Price.  For purposes of this Unit Purchase Option, “Exercise Price” means $2.00, subject to adjustment as provided herein.

(c)           [Reserved].

(d)           Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Units to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Units that are not disputed and resolve such dispute in accordance with Section 13.

(e)           Insufficient Authorized Shares. The Company shall at all times keep reserved for issuance under this Unit Purchase Option a number of (i) Preferred Shares and (ii) shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock underlying the Preferred Shares and Warrants (without regard to any limitation otherwise contained herein with respect to the number of shares of Common Stock that may be acquirable upon conversion of the Preferred Shares or exercise of the Warrants). If, notwithstanding the foregoing, and not in limitation thereof, at any time while any of the Unit Purchase Option remain outstanding the Company does not have a sufficient number of authorized and unreserved Preferred Shares or shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares or exercise of the Warrants at least a number of shares of Common Stock equal to the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares and exercise of all of the Warrants then outstanding (the “Required Reserve Amount”) (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the Unit Purchase Options then outstanding.

2.           ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF UNITS.  The Exercise Price and number of Units issuable upon exercise of this Unit Purchase Option are subject to adjustment from time to time as set forth in this Section 2 until the earlier of (i) the exercise in full of this Unit Purchase Option or (ii) the Expiration Date.

(a)           Stock Dividends and Splits.  If the Company, at any time on or after the date of the Securities Purchase Agreement, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(b)           Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the date of the Securities Purchase Agreement, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities (as defined in the Securities Purchase Agreement)), for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Preferred Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing, a “Dilutive Issuance”), then, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.

For purposes of determining the adjusted Exercise Price under this Section 2(b), the following shall be applicable:

(i)           Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(b)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 2(b)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Unit Purchase Option has been or is to be made pursuant to other provisions of this Section 2(b), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii)           Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Unit Purchase Option are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv)           Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the average VWAP of such security for the five (5) Trading Day period immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)           Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(c)           Number of Units. Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a) or (b) of this Section 2, the number of Units that may be purchased upon exercise of this Unit Purchase Option shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Units shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(d)           Adjustment upon Incomplete Exercise of Outstanding Unit Purchase Options.  This Unit Purchase Option is one of a series of unit purchase options being issued in connection with the transactions contemplated by the Securities Purchase Agreement.  If, within five (5) Business Days prior to the Expiration Date (the “Initial Expiration Date”), the Company shall not have received Exercise Delivery Documents from the holders for the exercise of all of the Units underlying all of the unit purchase options delivered pursuant to the Securities Purchase Agreement then, the Company shall deliver to each holder that has fully exercised its Unit Purchase Option (an “Exercising Holder”) a written notice within one (1) Business Day following the Initial Expiration Date offering each Exercising Holder an additional unit purchase option to purchase all or any part of the balance of any such unexercised for Units.  To exercise such additional Unit Purchase Option, each Exercising Holder shall deliver additional Exercise Delivery Documents prior to the Expiration Date. If there are two or more Exercising Holders that deliver additional Exercise Delivery Documents for an aggregate number of Units in excess of the number available, the remaining Units available for purchase shall be allocated to such Exercising Holders pro rata based on the number of Units such Exercising Holders have elected to purchase.  The Company shall notify all of the Exercising Holders of the amount of Units each shall be entitled to purchase within one (1) Business Day of the Expiration Date.

(e)           Other Events. In the event that the Company (or any direct or indirect subsidiary thereof) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Units (if applicable) so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(e) will increase the Exercise Price or decrease the number of Units as otherwise determined pursuant to this Section 2, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s Board of Directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

(f)           Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

3.           RIGHTS UPON DISTRIBUTION OF ASSETS. If prior to the earlier of (i) the exercise in full of this Unit Purchase Option or (ii) the Expiration Date, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock or Preferred Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Unit Purchase Option, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Unit Purchase Option, the complete conversion of the Preferred Shares and the complete exercise of the Warrants underlying this Unit Purchase Option, immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage (as defined in the certificate of designation for the Preferred Shares), then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage (as defined in the certificate of designation for the Preferred Shares)).

4.	PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)           Purchase Rights.  In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Unit Purchase Option, the complete conversion of the Preferred Shares and the complete exercise of the Warrants underlying this Unit Purchase Option immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage (as defined in the certificate of designation for the Preferred Shares), then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage (as defined in the certificate of designation for the Preferred Shares)).

(b)           Fundamental Transactions.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Unit Purchase Option and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Unit Purchase Option and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Unit Purchase Option at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Unit Purchase Option prior to such Fundamental Transaction, such shares of the publicly traded Common Stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Unit Purchase Option been exercised immediately prior to such Fundamental Transaction (without regard to any limitations on the exercise of this Unit Purchase Option), as adjusted in accordance with the provisions of this Unit Purchase Option. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Unit Purchase Option at any time after the consummation of the Fundamental Transaction but prior to the Expiration Date, in lieu of the Units (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Unit Purchase Option prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Unit Purchase Option been exercised immediately prior to such Fundamental Transaction (without regard to any limitations on the exercise of this Unit Purchase Option). The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this Unit Purchase Option (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Unit Purchase Option (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the Exchange Act and thereafter receivable upon exercise of this Unit Purchase Option (or any such other warrant)).

(c)           Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 4(b) above, in the event of a Fundamental Transaction, if the Holder has not exercised this Unit Purchase Option in full prior to the consummation of such Fundamental Transaction, at the request of the Holder delivered before the ninetieth (90th) day after the consummation of such Fundamental Transaction, the Company or the Successor Entity (as the case may be) shall purchase this Unit Purchase Option from the Holder by paying to the Holder cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Unit Purchase Option on the date of the consummation of such Fundamental Transaction.

5.           NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Unit Purchase Option, and will at all times in good faith carry out all the provisions of this Unit Purchase Option and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of the Warrant receivable upon exercise of this Unit Purchase Option above the Exercise Price then in effect, (ii) shall not increase the par value of any shares of Common Stock receivable upon the conversion of the Preferred Shares receivable upon exercise of this Unit Purchase Option above the Exercise Price then in effect, (iii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Preferred Shares upon exercise of this Unit Purchase Option, (iv) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the complete conversion of the Preferred Shares and complete exercise of the Warrants receivable upon exercise of this Unit Purchase Option, and (v) shall, so long as any of the Unit Purchase Options are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Preferred Shares and shares of Common Stock, solely for the purpose of effecting the exercise of the Unit Purchase Options (and the complete conversion of the Preferred Shares and complete exercise of the Warrants receivable upon exercise of this Unit Purchase Option), the maximum number of Preferred Shares and shares of Common Stock as shall from time to time be necessary to effect the exercise of the Unit Purchase Options then outstanding, the complete conversion of the Preferred Shares and the complete exercise of the Warrants receivable upon exercise of this Unit Purchase Option (without regard to any limitations on exercise).

6.           UNIT PURCHASE OPTION HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Unit Purchase Option, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Unit Purchase Option be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Unit Purchase Option, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Units which such Person is then entitled to receive upon the due exercise of this Unit Purchase Option.  In addition, nothing contained in this Unit Purchase Option shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Unit Purchase Option or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7.           REISSUANCE OF UNIT PURCHASE OPTIONS.

(a)           Transfer of Unit Purchase Option. If this Unit Purchase Option is to be transferred, the Holder shall surrender this Unit Purchase Option to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Unit Purchase Option (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Units being transferred by the Holder and, if less than the total number of Units then underlying this Unit Purchase Option is being transferred, a new Unit Purchase Option (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Units not being transferred.

(b)           Lost, Stolen or Mutilated Unit Purchase Option. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Unit Purchase Option (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Unit Purchase Option, the Company shall execute and deliver to the Holder a new Unit Purchase Option (in accordance with Section 7(d)) representing the right to purchase the Units then underlying this Unit Purchase Option.

(c)           Exchangeable for Multiple Unit Purchase Options. This Unit Purchase Option is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Unit Purchase Option or Unit Purchase Options (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Units then underlying this Unit Purchase Option, and each such new Unit Purchase Option will represent the right to purchase such portion of such Units as is designated by the Holder at the time of such surrender; provided, however, that no unit purchase options for fractional Units shall be given.

(d)           Issuance of New Unit Purchase Options. Whenever the Company is required to issue a new Unit Purchase Option pursuant to the terms of this Unit Purchase Option, such new Unit Purchase Option (i) shall be of like tenor with this Unit Purchase Option, (ii) shall represent, as indicated on the face of such new Unit Purchase Option, the right to purchase the Units then underlying this Unit Purchase Option (or in the case of a new Unit Purchase Option being issued pursuant to Section 7(a) or Section 7(c), the Units designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Unit Purchase Options issued in connection with such issuance, does not exceed the number of Units then underlying this Unit Purchase Option), (iii) shall have an issuance date, as indicated on the face of such new Unit Purchase Option which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Unit Purchase Option.

8.           NOTICES.  Whenever notice is required to be given under this Unit Purchase Option, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Unit Purchase Option, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon each adjustment of the Exercise Price and the number of Units, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the SEC (as defined in the Securities Purchase Agreement) pursuant to a Current Report on Form 8-K.

9.           AMENDMENT AND WAIVER.  Except as otherwise provided herein, the provisions of this Unit Purchase Option may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. The Holder shall be entitled, at its option, to the benefit of any amendment of any other similar warrant issued either under the Securities Purchase Agreement or any other similar warrant. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.           SEVERABILITY.  If any provision of this Unit Purchase Option or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of the terms of this Unit Purchase Option will continue in full force and effect.

11.           GOVERNING LAW. This Unit Purchase Option shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Unit Purchase Option shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

12.           CONSTRUCTION; HEADINGS. This Unit Purchase Option shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Unit Purchase Option are for convenience of reference and shall not form part of, or affect the interpretation of, this Unit Purchase Option.

13.           DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or fair market value or the arithmetic calculation of the Units, the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile within two (2) Business Days of receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be). If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or fair market value or the number of Units (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price or fair market value to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Units to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

14.           REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Unit Purchase Option shall be cumulative and in addition to all other remedies available under this Unit Purchase Option and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Unit Purchase Option. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Unit Purchase Option shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The issuance of shares and certificates for shares as contemplated hereby upon the exercise of this Unit Purchase Option shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

15.           TRANSFER.  This Unit Purchase Option may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by the Securities Purchase Agreement.

16.           CERTAIN DEFINITIONS.  For purposes of this Unit Purchase Option, the following terms shall have the following meanings:

(a)           “Black Scholes Value” means the value of this Unit Purchase Option based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Unit Purchase Option as of such date of request and (ii) an expected volatility equal to the greater of 75% and the 100 day volatility obtained from the HVT function on Bloomberg as of such date.

(b)           “Bloomberg” means Bloomberg Financial Markets.

(c)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)           “Certificate of Designation” means the certificate of designation for the Series A Preferred Stock.

(e)           “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall appropriately adjusted for any share dividend, share split, share combination or other similar transaction during such period.

(f)           “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(g)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(h)           “Eligible Market” means the New York Stock Exchange, Inc., the NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.

(i)           “Expiration Date” means the sixtieth (60th) day of the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(j)           “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(k)           “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(l)           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(m)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(n)           “Preferred Conversion Price” means the then applicable conversion price per share of the Company’s Series A Preferred Stock.

(o)           “Principal Market” means the OTC Bulletin Board.

(p)           “Registration Statement” means a registration statement filed by the Company with the Securities and Exchange Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

(q)           “Series A Preferred Stock” means the series of the Company’s preferred stock, par value $0.0001 per share, designated as “Series A Convertible Preferred Stock.”

(r)           “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(s)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(t)           “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Unit Purchase Option to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

GAME TRADING TECHNOLOGIES, INC.

By:  ____________________________________
Name:
Title:

EXHIBIT A

EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
UNIT PURCHASE OPTION TO PURCHASE COMMON STOCK

GAME TRADING TECHNOLOGIES, INC.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Units”) of Game Trading Technologies, Inc., a Delaware corporation (the “Company”), evidenced by Unit Purchase Option to Purchase Common Stock No. _______ (the “Unit Purchase Option”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Unit Purchase Option.

1.           Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be:

____________	a “Cash Exercise” with respect to _________________ Units.

2.           Payment of Exercise Price.  In the event that the Holder has elected a Cash Exercise with respect to some or all of the Units to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Unit Purchase Option.

3.           Delivery of Units.  The Company shall deliver to Holder, or its designee or agent as specified below, __________ Units in accordance with the terms of the Unit Purchase Option.  Delivery shall be made to Holder, or for its benefit, to the following address:

_______________________
_______________________
_______________________
_______________________

Date: _______________ __, ______

   Name of Registered Holder

By:  __________________________
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs ______________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 2010 from the Company and acknowledged and agreed to by _______________.

GAME TRADING TECHNOLOGIES, INC.

By:  ____________________________________
Name:
Title: